Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals ANNOUNCES At-the-market $7 MILLION strategic INVESTMENT BY FUNDAMENTAL INVESTOR ACORN BIOVENTURES

- Strategic investment from single biotech-focused institutional investor -

- Enables clinical development of both fadraciclib and CYC140 in hematological malignancies and solid tumors -

Berkeley Heights, NJ, December 22, 2020 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company"), a biopharmaceutical company developing innovative medicines based on cancer cell biology, today announced it has entered into a definitive securities purchase agreement with Acorn Bioventures, LP, a biotech-focused fundamental investor.

Under the agreement, Acorn Bioventures has agreed to purchase in a registered direct offering 485,912 shares of common stock and 237,745 shares of newly designated Series B Preferred Stock (convertible into shares of common stock at a ratio of 1:5), and in a concurrent private placement, warrants to purchase 669,854 shares of common stock, for aggregate gross proceeds of approximately $7 million. The offering is priced at-the-market pursuant to the rules of The Nasdaq Stock Market. The warrants will be exercisable beginning twelve months following the date of issuance, will expire on the five-year anniversary of the date of issuance, and have an exercise price of $4.13 per share.

Cyclacel intends to use substantially all of the net proceeds of approximately $6.9 million from the registered direct offering and concurrent private placement to rapidly advance clinical development of CYC140, a Polo-like-kinase 1 (PLK1) inhibitor.

"We are very pleased to support Cyclacel as they continue to progress clinical development of their clinical-stage assets for patients with various types of cancer,” commented Anders Hove, MD and Isaac Manke, PhD, of Acorn Bioventures. “Cyclacel’s value proposition focuses on fadraciclib, a CDK2/9 inhibitor, which has shown promising clinical activity and safety profile in patients with advanced cancers and CYC140, a PLK1 inhibitor. Extensive preclinical data support clinical investigation of CYC140 in a broad range of liquid and solid tumors."

"Acorn’s philosophy is centered on achieving long-term investment returns after evaluating the scientific and clinical merits of novel medicines," said Spiro Rombotis, President & Chief Executive Officer of Cyclacel. "We are excited by the prospect that our two internally-discovered molecules, fadraciclib and CYC140, can move forward in parallel. Our clinical development program will evaluate both agents across a broad spectrum of hematological and solid tumor types with the aim of offering novel alternatives to patients with unmet medical needs."

☒ 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922, USA Tel +1 908 517 7330 Fax +1 866 271 3466

☐ 1 James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

The common stock is being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-231923), previously filed with the Securities and Exchange Commission ("SEC") on June 3, 2019 and declared effective on June 21, 2019. Such shares of common stock are being offered only by means of a prospectus supplement. A prospectus supplement and the accompanying prospectus relating to the registered direct offering may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting Cyclacel Pharmaceuticals, Inc.

The warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis biology. The transcriptional regulation program is evaluating fadraciclib, a CDK2/9 inhibitor, in solid tumors and hematological malignancies. The anti-mitotic program is evaluating CYC140, a PLK1 inhibitor, in advanced cancers. Cyclacel's strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel's product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations: Russo Partners LLC, Jason Assad, (678) 570-6791, jason.assad@russopartnersllc.com

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